SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported):
                           May 24, 1999 (May 7, 1999)





                               Regan Holding Corp.
             (Exact name of registrant as specified in its charter)

                                   California
                  (State or other jurisdiction of incorporation

          0-4366                                       68-0211359
(Commission File Number)                            (I.R.S. Employer
                                                    Identification No.)


               1179 N. McDowell Blvd., Petaluma, California 94954
               (Address of principal executive offices) (zip code)

                                 (707) 778-8638
              (Registrant's telephone number, including area code)

          (Former name or former address, if changed since last report)




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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

     On May 7, 1999, the Company purchased the building which houses its headquarters and an adjacent parcel of land in Petaluma, California for $4.3 million. The Company paid $2.2 million of the purchase price in cash and entered into a loan payable for the remaining $2.1 million. The loan has a ten year term and is payable in monthly installments plus one balloon payment of approximately $1.8 million, due on May 10, 2009. The loan bears interest at 0.5% per annum above the Prime Rate, as published in the West Coast Edition of the Wall Street Journal. The loan is fully guaranteed by each of the Company's subsidiaries. In addition, the loan agreement contains certain covenants with which the Company must comply, including restrictions on indebtedness or investments outside the ordinary course of business and restrictions on dividends or other changes in the Company's capital structure. Pursuant to the loan agreement, the Company was required to place approximately $650,000 in reserve to cover loan payments in the event of default and to provide for certain repair costs.


ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
          AND EXHIBITS

(a)      Financial statements of the business acquired

         Not Applicable

(b)      Pro Forma financial information

         To follow within sixty (60) days of the date hereof

(c)      Exhibits

         Exhibit 10.1 Agreement of Purchase and Sale, dated March 8, 1999, by and among Regan Holding Corp., North McDowell Investments and Jane Crocker*

         Exhibit 10.2 Business Loan Agreement, dated May 6, 1999, by and between Regan Holding Corp. and National Bank of the Redwoods*

         Exhibit 10.3 Promissory Note, dated May 6, 1999, by and between Regan Holding Corp. and National Bank of the Redwoods*


         *Incorporated herein by reference from the registrant's quarterly report on Form 10-Q for the quarter ended March 31, 1999.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  May 24, 1999                         REGAN HOLDING CORP.


                                            By: /s/ Gregory C Egger
                                                -------------------------------
                                                Name:  Gregory C Egger
                                                Title: Chief Marketing Officer